SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2009

(Exact name of registrant as specified in its charter)

Nevada	000-52051	87-0579824
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

The Mint Leasing, Inc.
323 N. Loop West
Houston, Texas 77008
 (Address of principal executive offices)

(713) 665-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 28, 2009, the Board of Directors of The Mint Leasing, Inc. (the “Company,” “we,” and “us”) appointed Warren L. Williams as interim Chief Financial Officer of the Company as the Company conducts a search for a permanent Chief Financial Officer.

Mr. Williams’ biography is provided below:

Warren L. Williams, age 53

Mr. Williams currently serves as a consultant with the Woodhill Financial Group, Ltd.  He has 31 years of financial and accounting experience, having served in a variety of leadership positions within a number of industries, including engineering and construction, oilfield services, manufacturing, wholesaling and distribution.  Mr. Williams, a Certified Public Accountant, has been the CFO of two public companies and a financial consultant to numerous companies, both independently and as an Audit Partner with Ernst & Young.  He has assisted management teams in assessing business capital needs and in raising both debt and equity capital.

In his role as CFO of Willbros Group, Inc., a NYSE-listed company, Mr. Williams’ responsibilities included oversight of the accounting, finance, human resources, and IT departments during a period of time when the company’s annual revenues increased from $177 million to over $800 million.  During the six years (2000-2006) that he was part of the Willbros management team, the company expanded into new geographic markets and developed the systems necessary to comply with new regulations following Congressional passage of the Sarbanes-Oxley Act.  He was also responsible for efforts that resulted in Willbros securing over $70 million in new equity capital, $150 million in subordinated debt capital, and $150 million in senior debt financing.

From 1998 to 2000 he served as a Vice President and CFO of TransCoastal Marine Services, Inc, a publicly traded pipeline construction company. Prior to 1998 Mr. Williams spent fifteen years in public accounting with Ernst & Young in Houston and Dallas, Texas. Mr. Williams is a Texas certified public accountant and has a BBA in Accounting degree from the University of Houston.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MINT LEASING, INC.

Date: October 28, 2009	By: /s/ Jerry Parish
Jerry Parish President & CEO